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FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES                       EXHIBIT 11
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COMPUTATION OF EARNINGS PER SHARE
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
                                                  For Three Months Ended March 31,


                                                         1997             1996
                                                      ----------      ----------
Net Income                                            $4,175,208      $3,634,974
                                                      ==========      ==========

Computation of average
shares outstanding

        Shares outstanding at
        beginning of year                              6,830,666       6,322,255

        Additional shares deemed
        outstanding because of
        stock dividends                                  479,345         917,240

        Additional shares deemed
        outstanding because of
        stock split                                            0               0

        Shares issued during the
        year times average time
        outstanding during the year                        4,891           3,993
                                                      ----------      ----------

Average shares outstanding                             7,314,902       7,243,488
                                                      ==========      ==========

Primary earnings per share                            $     0.57      $     0.50
                                                      ==========      ==========